Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., April 25, 2006  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended March 31, 2006, of $520,000, or $.80 per common share, compared to net income of $495,000, or $.76 per common share for the three months ended March 31, 2005.

First quarter income increased $25,000, or 5.1%, from the first quarter of 2005. Net interest income after provision for loan losses decreased $87,000, to $2.1 million, which was the net result of a $280,000 increase in total interest income, and a $397,000 increase in interest expense. The larger increase in interest expense was due to a $9.5 million migration of federal funds purchased to higher costing deposit products, and also liabilities repricing more quickly than assets through late 2005 and into 2006as interest rates continued to rise.

Non-interest income increased $116,000, or 21.5% compared to 2005. The increase in non-interest income was primarily due to a $198,000 increase in the market value of derivatives related to certificates of deposit held for investment. Trust and farm management fee income increased $21,000 to $135,000 in 2006 compared to the same period in 2005. Increases were partially offset by decreases in deposit service charges of $16,000, security gains of $43,000 and  gains on the sale of mortgage loans of $53,000. The decline in gain on loan sales was due primarily to decreased mortgage refinance demand compared to prior year.

Non-interest expense was $2.1 million for the three months ended March 31, 2006 and 2005. Salaries and benefits, the largest component of non-interest expense, decreased $8,000, or .68%, to $1.2 million. Modest decreases in occupancy and equipment expense of $5,000, amortization of core deposit intangible expense of $16,000, and other expenses of $17,000 were partially offset by an increase in supplies expense of $6,000. The amortization expense is related to the core deposit intangible resulting from the purchase of the Streator branches.

Total assets at March 31, 2006 decreased to $277.2 million from $278.7 million at December 31, 2005. Total deposits at March 31, 2006, were $248.9 million, compared to $239.9 million at December 31, 2005. Total equity at March 31, 2006, and December 31, 2005, was $23.2 million and $22.9 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois. We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa. The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a new branch in Yorkville opened in 2005. All information at and for the period ended March 31, 2006, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.